EXHIBIT 10.21

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2012

Summary of Compensation for
Directors of Peoples Bancorp Inc.

The Compensation Committee believes the combination of cash and equity (in the form of common shares) compensation in its director compensation model promotes independent decision making on the part of directors as the common shares have immediate value, unlike stock options or similar forms of equity-based awards. The equity compensation paid to Board members for their service to Peoples was modified on July 1, 2012. From January 1, 2012 through June 30, 2012, members of the Board of Directors (the “Board”) of Peoples Bancorp Inc. (“Peoples”), other than Charles W. Sulerzyski, received a quarterly fee of $1,500 for their services, paid in a number of common shares with equivalent fair market value. Beginning July 1, 2012, directors receive a quarterly fee of $2,550 for their services, paid in a number of common shares with equivalent fair market value. In addition, directors, other than Charles W. Sulerzyski, receive compensation of $1,250 for each meeting of the Board of Directors attended, paid $750 cash, and $500 paid in a number of common shares with equivalent fair market value. Beginning July 1, 2012, the Board receive $350 for each telephonic meeting attended.
Directors are also compensated for each committee meeting they attend. The committee fees remain unchanged during 2012: (i) the fees paid to members of the Executive Committee and the Governance and Nominating Committee are $300 for each committee meeting attended; and (ii) the fees paid to members of the Compensation Committee, the Audit Committee, and the Risk Committee are $600 for each committee meeting attended. In addition to the per meeting fees, the Chairman of the Compensation Committee, the Chairman of the Audit Committee, and the Chairman of the Risk Committee each receive a cash fee of $5,000 annually. The Chairman of the Board receives a cash fee of $10,000 annually.
All directors of Peoples are also directors of Peoples Bank. Directors receive compensation for their service as Peoples Bank directors in addition to compensation received for their service as directors of Peoples. Each director of Peoples receives compensation for his or her service as a director of Peoples Bank: (i) $500 fee paid for each regular meeting attended; (ii) $300 fee paid to members of the Information Technology Committee and the Investment Committee for each committee meeting attended; (iii) $600 fee paid to members of the Loan Committee for each committee meeting attended; and (iv) $300 quarterly retainer paid to members of the Trust Investment Committee.
Charles W. Sulerzyski received no compensation as a director of Peoples or Peoples Bank during 2012 and continues to receive none in either capacity.
Directors who travel a distance of 50 miles or more to attend a Board or committee meeting of Peoples or Peoples Bank receive a $150 travel fee. A single travel fee of $150 is paid for multiple meetings occurring on the same day. Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations. Peoples believes these fees and reimbursements are reasonable and partially offset travel expenses incurred by some of the directors living outside the Marietta, Ohio area, where Board of Directors and committee meetings are typically held.